TYPE:  EX-99
SEQUENCE:  2
DESCRIPTION:  EXHIBIT 99.1 - PRESS RELEASE


Contacts:           EXEL Limited                       Mid Ocean Limited

                    Gavin R. Arton                     John M. Wadson
                    (441)292-8515                      (441)292-1358


                  SHAREHOLDERS APPROVE MERGER OF EXEL LIMITED
                             AND MID OCEAN LIMITED


HAMILTON, BERMUDA August 3, 1998 -- EXEL Limited (NYSE:XL) ("EXEL") and Mid Ocean Limited (NYSE:MOC) ("Mid Ocean") announced that their shareholders voted overwhelmingly in favor of the merger of the two companies at separate shareholder meetings held today in Bermuda.

More than 80 percent of the outstanding shares of each company were voted in favor of the merger which is subject to the approval of the Grand Court of the Cayman Islands. The Grand Court is expected to hold a hearing on the merger on Friday, August 7, 1998. It is expected that the transaction will close immediately after receipt of Grand Court approval.

EXEL and Mid Ocean also announced that the cash election period expired on August 1, 1998, and that the cash election portion of the merger consideration was fully subscribed. Following consummation of the merger, EXEL shareholders will receive an aggregate of $204 million in cash on a pro rata basis, and Mid Ocean shareholders who elected cash will receive an aggregate of $96 million in cash on a pro rata basis. The holders of approximately 3.5 million shares of EXEL and approximately 4.9 million shares of Mid Ocean elected to receive cash in lieu of shares under the terms of the cash election offer.

EXEL Limited, through X.L. Insurance Company, Ltd., X.L. Europe Insurance and X.L. Global Reinsurance Company, Ltd. is a leading provider of general liability, directors and officers liability, employment practices
liability,  political risk,  X.L. Risk Solutions,  excess property   insurance
and  reinsurance   coverages  and  finanical  products  to industrial,
commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.

Mid Ocean Limited, through its wholly-owned subsidiaries, Mid Ocean Reinsurance Company, Ltd. And the Brockbank Group plc, provides a broad range of reinsurance and insurance products on a global basis.

This presentation may contain forward-looking statements. Actual results may differ materially from those predicted in such forward-looking statements. Additional information concerning factors that could cause actual results to differ from those in such forward-looking statements is contained in EXEL Limited's Annual Report on Form 10-K for the fiscal year ended November 30, 1998 and other documents on file with the Securities and Exchange Commission.

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